Exhibit 99.1

April 19, 2023	FOR IMMEDIATE RELEASE

CONTACT: Kelly Polonus, Great Southern, (417) 895-5242

kpolonus@greatsouthernbank.com

Great Southern Bancorp, Inc. Reports Preliminary First Quarter Earnings of

$1.67 Per Diluted Common Share

Preliminary Financial Results and Other Matters for the Quarter Ended March 31, 2023:

•	Significant Income and Expense Item: During the three months ended March 31, 2023, the Company recorded the following significant item:
The Company recorded an expense in Legal and Professional Fees totaling $1.3 million related to training and implementation costs for its upcoming core systems conversion and professional fees to consultants that were engaged to support the Company in its transition of core and ancillary software and information technology systems.
•	Liquidity: The Company had secured borrowing line availability at the FHLBank and Federal Reserve Bank of $850 million and $418 million, respectively, at March 31, 2023. In addition, at March 31, 2023, the Company had unpledged securities with a market value totaling $553 million, which could be pledged as collateral for additional borrowing capacity at either the FHLBank or Federal Reserve Bank, if needed or desired. At March 31, 2023, the Company estimated that its uninsured deposits were approximately $690 million (14% of total deposits). The Company believes it has ample sources of liquidity.
•	Capital: The Company’s capital position remained strong as of March 31, 2023, significantly exceeding the thresholds established by regulators. On a preliminary basis, as of March 31, 2023, the Company’s Tier 1 Leverage Ratio was 10.6%, Common Equity Tier 1 Capital Ratio was 10.9%, Tier 1 Capital Ratio was 11.3%, and Total Capital Ratio was 13.9%. Total stockholders’ equity increased $22.4 million in the three months ended March 31, 2023 and the Company’s tangible capital ratio increased to 9.5%.
•	Net Interest Income: Net interest income for the first quarter of 2023 increased $9.9 million (or approximately 22.9%) to $53.2 million compared to $43.3 million for the first quarter of 2022. Net interest margin was 3.99% for the quarter ended March 31, 2023, compared to 3.43% for the quarter ended March 31, 2022. Net interest income and net interest margin in the fourth quarter of 2022 were $54.6 million and 3.99%, respectively.
•	Total Loans: Total outstanding loans, excluding mortgage loans held for sale, increased $62.5 million, or 1.4%, from $4.51 billion at December 31, 2022 to $4.57 billion at March 31, 2023. This increase was primarily in other residential (multi-family) loans and commercial real estate loans, with a decrease in commercial construction loans.
•	Asset Quality: Non-performing assets and potential problem loans totaled $3.6 million at March 31, 2023, a decrease of $1.7 million from $5.3 million at December 31, 2022. At March 31, 2023, non-performing assets were $3.0 million (0.05% of total assets), a decrease of $693,000 from $3.7 million (0.07% of total assets) at December 31, 2022. The Company experienced net recoveries of $7,000 in the three months ended March 31, 2023.

Springfield, Mo. – Great Southern Bancorp, Inc. (NASDAQ:GSBC), the holding company for Great Southern Bank, today reported that preliminary earnings for the three months ended March 31, 2023, were $1.67 per diluted common share ($20.5 million net income) compared to $1.30 per diluted common share ($17.0 million net income) for the three months ended March 31, 2022.

For the quarter ended March 31, 2023, annualized return on average common equity was 14.88%, annualized return on average assets was 1.43%, and annualized net interest margin was 3.99%, compared to 11.14%, 1.27% and 3.43%, respectively, for the quarter ended March 31, 2022.

Great Southern President and CEO Joseph W. Turner said, “Our first quarter performance was solid as we navigated through a rather tumultuous time for the banking industry, especially during the last month of the quarter. The bank failures that occurred on the east and west coasts created turmoil and understandably focused attention on certain operational situations in those banks and others. Key contributors to these failures were significant rapid growth of the institutions, exceptionally high levels of uninsured deposits, high concentrations of deposits in certain customer segments, and the effects of elevated unrealized losses on investment securities that were significant as a percentage of the institutions’ total capital. We believe these failed banks were operational outliers and did not represent the typical community bank.

“During the intense media focus on these failures and worry about potential deposit run-off in the banking system, operating conditions were stable for Great Southern and the majority of other banks in our market areas. The strength of our Company’s deposit base was underscored in terms of diversification by customer type and geography, and the significantly lower level of uninsured deposits, which is currently approximately 14% of total deposits. From February 28, 2023, to March 31, 2023, our total deposits increased by nearly $75 million, primarily in retail time deposits and interest-bearing checking accounts. Total interest-bearing checking accounts increased $63 million (about 3%).”

Turner continued, “During the first quarter, we remained focused on taking care of our customers and worked diligently to fight the many headwinds of the current economic and social climate. I’m proud of the Great Southern team and appreciate their efforts that culminated into our first quarter results, earning $20.5 million ($1.67 per diluted common share), compared to $17.0 million ($1.30 per diluted common share) in the same period in 2022. Earnings performance ratios in the first quarter of 2023 were again very good, with an annualized return on average assets of 1.43% and annualized return on average equity of 14.88%. Net interest income and net interest margin increased by $9.9 million to $53.2 million and 56 basis points to 3.99%, respectively, when comparing first quarters in 2023 and 2022. In the fourth quarter of 2022, net interest income was $54.6 million and the net interest margin was 3.99%. Two fewer calendar days and increased deposit costs due to significant marketplace competition for funding drove the moderate decline in net interest income from the fourth quarter of 2022 to the first quarter of 2023. We anticipate further increases in funding costs in the next several quarters as fixed rate time deposits mature and reprice higher. Non-interest expenses were up from the year ago first quarter, but relatively stable compared to expenses in the fourth quarter of 2022. Further details on income and expense items can be found in this news release.

“During the first quarter of 2023, new loan production and general activity was down compared to the first quarter of 2022, as expected. Total net loans, excluding mortgage loans held for sale, increased $62.5 million, or 1.4% since the end of 2022. The pipeline of loan commitments decreased and the unfunded portion of construction loans also decreased, but remained significant at $1.3 billion as of March 31, 2023, a $111 million decrease from the end of 2022. Credit quality metrics remained excellent during the first quarter of 2023. Non-performing assets to period-end assets were 0.05% at March 31, 2023, compared to 0.07% at the end of 2022, and loan delinquencies in our portfolio remained at historically low levels.

The Company’s capital and liquidity levels remain strong. We continue to be substantially above regulatory well-capitalized thresholds and our tangible common equity ratio was 9.5% at March 31, 2023, up from 9.2% at December 31, 2022. Total stockholders’ equity increased $22.4 million in the three months ended March 31, 2023, with retained earnings increasing $10.0 million and AOCI increasing $11.9 million. At March 31, 2023, our AOCI loss was about 6.9% of our total gross stockholders’ equity. If the held-to-maturity unrealized losses were also included in stockholders’ equity (net of taxes), it would have decreased total stockholder’s equity by $15.5 million at March 31, 2023. This amount was 2.8% of total stockholders’ equity of $555.5 million. Our liquidity position, which is a measure of the Company’s ability to generate cash to meet present and future obligations in a timely manner, is resilient with readily-available funding sources. At the end of March 2023, available secured funding lines through the FHLBank and Federal Reserve Bank and on-balance sheet liquidity exceeded $1.8 billion.”

Selected Financial Data:

(In thousands, except per share data)	Three Months Ended March 31,
	2023	2022
Net interest income	$53,192	$43,266
Provision (credit) for credit losses on loans and unfunded commitments	674	(193)
Non-interest income	7,889	9,176
Non-interest expense	34,463	31,268
Provision for income taxes	5,488	4,380
Net income	$20,456	$16,987

Earnings per diluted common share	$1.67	$1.30

NET INTEREST INCOME

Net interest income for the first quarter of 2023 increased $9.9 million to $53.2 million, compared to $43.3 million for the first quarter of 2022. Net interest margin was 3.99% in the first quarter of 2023, compared to 3.43% in the same period of 2022, an increase of 56 basis points. Net interest margin was also 3.99% in the fourth quarter of 2022. In comparing the 2023 and 2022 first quarter periods, the average yield on loans increased 153 basis points while the average rate on interest-bearing deposits increased 135 basis points. The margin expansion primarily resulted from increasing market interest rates and changes in the asset mix, with average loans increasing $484 million and average investment securities increasing $173 million. The average interest rate spread was 3.53% for the three months ended March 31, 2023, compared to 3.31% for the three months ended March 31, 2022 and 3.66% for the three months ended December 31, 2022.

In October 2018, the Company entered into an interest rate swap transaction as part of its ongoing interest rate management strategies to hedge the risk of its floating rate loans. The notional amount of the swap was $400 million with a contractual termination date in October 2025. As previously disclosed by the Company, on March 2, 2020, the Company and its swap counterparty mutually agreed to terminate this swap, effective immediately. The Company was paid $45.9 million, including accrued but unpaid interest, from its swap counterparty as a result of this termination. This $45.9 million, less the accrued to date interest portion and net of deferred income taxes, is reflected in the Company’s stockholders’ equity as Accumulated Other Comprehensive Income and is being accreted to interest income on loans monthly through the original contractual termination date of October 6, 2025. The Company recorded $2.0 million of interest income related to the swap in both the three months ended March 31, 2023 and the three months ended March 31, 2022. The Company currently expects to have a sufficient amount of eligible variable rate loans to continue to accrete this interest income ratably in future periods. If this expectation changes and the amount of eligible variable rate loans decreases significantly, the Company may be required to recognize this interest income more rapidly.

In March 2022, the Company entered into another interest rate swap transaction as part of its ongoing interest rate management strategies to hedge the risk of its floating rate loans. The notional amount of the swap is $300 million, with a contractual termination date of March 1, 2024. Under the terms of the swap, the Company receives a fixed rate of interest of 1.6725% and pays a floating rate of interest equal to one-month USD-LIBOR (or the equivalent replacement rate if USD-LIBOR rate is not available). The floating rate resets monthly and net settlements of interest due to/from the counterparty also occur monthly. The initial floating rate of interest was set at 0.2414%, with monthly adjustments to the floating rate occurring after that time. To the extent that the fixed rate exceeds one-month USD-LIBOR, the Company will receive net interest settlements, which will be recorded as loan interest income. If one-month USD-LIBOR exceeds the fixed rate of interest, the Company will be required to pay net settlements to the counterparty and will record those net payments as a reduction of interest income on loans. The Company recorded a reduction of loan interest income related to this swap transaction of $2.2 million in the three months ended March 31, 2023. The Company recorded loan interest income related to this swap transaction of $369,000 in the three months ended March 31, 2022.

In July 2022, the Company entered into two additional interest rate swap transactions as part of its ongoing interest rate management strategies to hedge the risk of its floating rate loans. The notional amount of each swap is $200 million with an effective date of May 1, 2023 and a termination date of May 1, 2028. Under the terms of one swap, beginning in May 2023, the Company will receive a fixed rate of interest of 2.628% and will pay a floating rate of interest equal to one-month USD-SOFR OIS. Under the terms of the other swap, beginning in May 2023, the Company will receive a fixed rate of interest of 5.725% and will pay a floating rate of interest equal to one-month USD-Prime. In each case, the floating rate will be reset monthly and net settlements of interest due to/from the counterparty will also occur monthly. To the extent the fixed rate of interest exceeds the floating rate of interest, the Company will receive net interest settlements, which will be recorded as loan interest income. If the floating rate of interest exceeds the fixed rate of interest, the Company will be required to pay net settlements to the counterparty and will record those net payments as a reduction of interest income on loans. At March 31, 2023, the USD-Prime rate was 8.00% and the one-month USD-SOFR OIS rate was 4.62101%.

For additional information on net interest income components, see the “Average Balances, Interest Rates and Yields” tables in this release.

NON-INTEREST INCOME

For the quarter ended March 31, 2023, non-interest income decreased $1.3 million to $7.9 million when compared to the quarter ended March 31, 2022, primarily as a result of the following items:

•	Net gains on loan sales: Net gains on loan sales decreased $745,000 compared to the prior year quarter. The decrease was due to a decrease in originations of fixed-rate single-family mortgage loans during the 2023 period compared to the 2022 period. Fixed rate single-family mortgage loans originated are generally subsequently sold in the secondary market. These loan originations increased substantially when market interest rates decreased to historically low levels in 2020 and 2021. As a result of the significant volume of refinance activity in 2020 and 2021, and as market interest rates moved higher beginning in the second quarter of 2022, mortgage refinance volume has decreased and fixed rate loan originations and related gains on sales of these loans have decreased substantially. The lower level of originations is expected to continue as long as market rates remain elevated.

•	Gain (loss) on derivative interest rate products: In the 2023 period, the Company recognized a loss of $291,000 on the change in fair value of its back-to-back interest rate swaps related to commercial loans and the change in fair value on interest rate swaps related to brokered time deposits. In the 2022 period, the Company recognized a gain of $152,000 on the change in fair value of its back-to-back interest rate swaps related to commercial loans.

NON-INTEREST EXPENSE

For the quarter ended March 31, 2023, non-interest expense increased $3.2 million to $34.5 million when compared to the quarter ended March 31, 2022, primarily as a result of the following items:

•	Legal, Audit and Other Professional Fees: Legal, audit and other professional fees increased $1.2 million from the prior year quarter, to $2.0 million. In the 2023 period, the Company expensed a total of $1.3 million related to training and implementation costs for the upcoming core systems conversion and professional fees to consultants engaged to support the Company’s transition of core and ancillary software and information technology systems.

•	Salaries and employee benefits: Salaries and employee benefits increased $1.1 million from the prior year quarter. A portion of this increase related to normal annual merit increases in various lending and operations areas. In 2023, some of these increases were larger than in previous years due to the current employment environment. In addition, the Charlotte commercial loan office was opened in the second quarter of 2022 and therefore had no expense in the first quarter of 2022. The operation of this office added approximately $85,000 of salaries and benefits expense in the 2023 first quarter. In addition, compensation costs related to originated loans which are deferred under accounting rules decreased by $350,000 in the 2023 period compared to the 2022 period.

•	Net occupancy expenses: Net occupancy expenses increased $842,000 from the prior year quarter. Various components of computer license and support increased by $500,000 in the 2023 period compared to the 2022 period. In addition, repairs and maintenance on various buildings and ATMs increased by $250,000 in the 2023 period compared to the 2022 period.

The Company’s efficiency ratio for the quarter ended March 31, 2023, was 56.42% compared to 59.62% for the same quarter in 2022. In the three-months ended March 31, 2023, the improved efficiency ratio was primarily due to an increase in net interest income, partially offset by an increase in non-interest expense. The Company’s ratio of non-interest expense to average assets was 2.42% and 2.34% for the three months ended March 31, 2023 and 2022, respectively. Average assets for the three months ended March 31, 2023, increased $358.0 million, or 6.7%, compared to the three months ended March 31, 2022, primarily due to an increase in net loans receivable and investment securities, partially offset by a decrease in interest bearing cash equivalents.

INCOME TAXES

For the three months ended March 31, 2023 and 2022, the Company's effective tax rate was 21.2% and 20.5%, respectively. These effective rates were near or below the statutory federal tax rate of 21%, due primarily to the utilization of certain investment tax credits and the Company’s tax-exempt investments and tax-exempt loans, which reduced the Company’s effective tax rate. The Company’s effective tax rate may fluctuate in future periods as it is impacted by the level and timing of the Company’s utilization of tax credits, the level of tax-exempt investments and loans, the amount of taxable income in various state jurisdictions and the overall level of pre-tax income. State tax expense estimates continually evolve as taxable income and apportionment between states is analyzed. The Company's effective income tax rate is currently generally expected to remain near the statutory federal tax rate due primarily to the factors noted above. The Company currently expects its effective tax rate (combined federal and state) will be approximately 20.5% to 21.5% in future periods.

CAPITAL

As of March 31, 2023, total stockholders’ equity and common stockholders’ equity were each $555.5 million (9.6% of total assets), equivalent to a book value of $45.78 per common share. Total stockholders’ equity and common stockholders’ equity at December 31, 2022, were each $533.1 million (9.4% of total assets), equivalent to a book value of $43.58 per common share. At March 31, 2023, the Company’s tangible common equity to tangible assets ratio was 9.5%, compared to 9.2% at December 31, 2022. See “Non-GAAP Financial Measures.” Included in stockholders’ equity at March 31, 2023 and December 31, 2022, were unrealized losses (net of taxes) on the Company’s available-for-sale investment securities totaling $40.3 million and $47.2 million, respectively. This change in net unrealized loss during the three months ended March 31, 2023, primarily resulted from decreasing intermediate-term market interest rates, which generally increased the fair value of investment securities.

In addition, included in stockholders’ equity at March 31, 2023, were realized gains (net of taxes) on the Company’s terminated cash flow hedge (interest rate swap), totaling $15.8 million. This amount, plus associated deferred taxes, is expected to be accreted to interest income over the remaining term of the original interest rate swap contract, which was to end in October 2025. At March 31, 2023, the remaining pre-tax amount to be recorded in interest income was $20.5 million. The net effect on total stockholders’ equity over time will be no impact as the reduction of this realized gain will be offset by an increase in retained earnings (as the interest income flows through pre-tax income).

Also included in stockholders’ equity at March 31, 2023, was an unrealized loss (net of taxes) on the Company’s three outstanding cash flow hedges (interest rate swaps) totaling $17.0 million. Increases in market interest rates since the inception of these hedges have caused their fair values to decrease. However, during the three months ended March 31, 2023, decreasing forward swap rates resulted in increasing fair values of these hedges.

As noted above, total stockholders' equity increased $22.4 million, from $533.1 million at December 31, 2022 to $555.5 million at March 31, 2023. Accumulated other comprehensive loss decreased $11.9 million during the three months ended March 31, 2023, primarily due to increases in the fair value of available-for-sale investment securities and the fair value of cash flow hedges. Stockholders’ equity also increased due to net income of $20.5 million in the period and a $470,000 increase in stockholders’ equity due to stock option exercises. Partially offsetting these increases were repurchases of the Company’s common stock totaling $5.6 million and dividends declared on common stock of $4.9 million.

The Company also had unrealized losses on its portfolio of held-to-maturity investment securities, which totaled $20.6 million at March 31, 2023, that were not included in its total capital balance. If these held-to-maturity unrealized losses were included in capital (net of taxes) it would have decreased total stockholder’s equity by $15.5 million at March 31, 2023. This amount was equal to 2.8% of total stockholders’ equity of $555.5 million.

On a preliminary basis, as of March 31, 2023, the Company’s Tier 1 Leverage Ratio was 10.8%, Common Equity Tier 1 Capital Ratio was 10.9%, Tier 1 Capital Ratio was 11.3%, and Total Capital Ratio was 13.9%. On March 31, 2023, and on a preliminary basis, the Bank’s Tier 1 Leverage Ratio was 11.7%, Common Equity Tier 1 Capital Ratio was 12.3%, Tier 1 Capital Ratio was 12.3%, and Total Capital Ratio was 13.5%.

In January 2022, the Company’s Board of Directors authorized the purchase of up to one million shares of the Company’s common stock. At March 31, 2023, there were approximately 78,000 shares which could still be purchased under this authorization. In December 2022, the Company’s Board of Directors authorized the purchase of an additional one million shares of the Company’s common stock, resulting in a total of approximately 1.1 million shares currently available in our stock repurchase authorization.

During the three months ended March 31, 2023, the Company repurchased 99,121 shares of its common stock at an average price of $55.70 and declared a regular quarterly cash dividend of $0.40 per common share, which, combined, reduced stockholders’ equity by $10.5 million.

LIQUIDITY AND DEPOSITS

Liquidity is a measure of the Company’s ability to generate sufficient cash to meet present and future financial obligations in a timely manner. Liquid assets include cash, interest-bearing deposits with financial institutions and certain investment securities and loans. As a result of the Company’s management of the ability to generate liquidity primarily through liability funding, management believes that the Company maintains overall liquidity sufficient to satisfy its depositors’ requirements and meet its borrowers’ credit needs.

The Company’s primary sources of funds are customer deposits, FHLBank advances, other borrowings, loan repayments, unpledged securities, proceeds from sales of loans and available-for-sale securities and funds provided from operations. The Company utilizes particular sources of funds based on the comparative costs and availability at the time. The Company has from time to time chosen not to pay rates on deposits as high as the rates paid by certain of its competitors and, when believed to be appropriate, supplements deposits with less expensive alternative sources of funds.

At March 31, 2023, the Company had these available secured lines and on-balance sheet liquidity:

March 31, 2023
Federal Home Loan Bank line	$850.0 million
Federal Reserve Bank line	$418.4 million
Cash and cash equivalents	$184.7 million
Unpledged securities – Available-for-sale	$376.3 million
Unpledged securities – Held-to-maturity	$176.7 million

During the three months ended March 31, 2023, the Company’s total deposits increased $114 million. Brokered deposits increased $125 million through a variety of sources. Time deposits generated through the Company’s banking center and corporate services networks increased $37 million, while time deposits generated through internet channels decreased $20 million. Interest-bearing checking balances increased $46 million (about 2.1%), primarily in money market accounts, while non-interest-bearing checking balances decreased $72 million (about 6.8%).

From February 28, 2023, to March 31, 2023, our total deposits increased by $75 million, primarily in retail time deposits and interest-bearing checking accounts. Total interest-bearing checking accounts increased $63 million (about 3%).

LOANS

Total net loans, excluding mortgage loans held for sale, increased $62.5 million, or 1.4%, from $4.51 billion at December 31, 2022 to $4.57 billion at March 31, 2023. This increase was primarily in other residential (multi-family) loans ($104 million increase) and commercial real estate loans ($30 million increase), partially offset by a decrease in commercial construction loans ($61 million decrease). The pipeline of loan commitments declined in the first quarter of 2023. The unfunded portion of construction loans remained significant, but also declined, in the first quarter of 2023. As construction projects were completed, the related loans were either paid off or moved from the construction category to the appropriate permanent loan categories.

For further information about the Company’s loan portfolio, please see the quarterly loan portfolio presentation available on the Company’s Investor Relations website under “Presentations.”

Loan commitments and the unfunded portion of loans at the dates indicated were as follows (in thousands):

	March 31, 2023	December 31, 2022	December 31, 2021	December 31, 2020
Closed non-construction loans with unused available lines
Secured by real estate (one- to four-family)	$205,517	$199,182	$175,682	$164,480
Secured by real estate (not one- to four-family)	—	—	23,752	22,273
Not secured by real estate - commercial business	113,186	104,452	91,786	77,411

Closed construction loans with unused available lines
Secured by real estate (one-to four-family)	104,045	100,669	74,501	42,162
Secured by real estate (not one-to four-family)	1,333,596	1,444,450	1,092,029	823,106

Loan commitments not closed
Secured by real estate (one-to four-family)	33,221	16,819	53,529	85,917
Secured by real estate (not one-to four-family)	78,384	157,645	146,826	45,860
Not secured by real estate - commercial business	37,477	50,145	12,920	699

	$1,905,426	$2,073,362	$1,671,025	$1,261,908

PROVISION FOR CREDIT LOSSES AND ALLOWANCE FOR CREDIT LOSSES

The Company adopted ASU 2016-13, Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, effective January 1, 2021. The CECL methodology replaced the incurred loss methodology with a lifetime “expected credit loss” measurement objective for loans, held-to-maturity debt securities and other receivables measured at amortized cost at the time the financial asset is originated or acquired. This standard requires the consideration of historical loss experience and current conditions adjusted for reasonable and supportable economic forecasts.

Management estimates the allowance balance using relevant available information, from internal and external sources, relating to past events, current conditions, and reasonable and supportable forecasts. Historical credit loss experience provides the basis for the estimation of expected credit losses. Adjustments to historical loss information are made for differences in current loan-specific risk characteristics such as differences in underwriting standards, portfolio mix, delinquency level or term, as well as for changes in economic conditions, such as changes in the national unemployment rate, commercial real estate price index, housing price index, commercial real estate price index, consumer sentiment, gross domestic product (GDP) and construction spending.

Continued challenging or worsening economic conditions from COVID-19 and subsequent variant outbreaks or similar events, higher inflation or interest rates, or other factors may lead to increased losses in the portfolio and/or requirements for an increase in provision expense. Management maintains various controls in an attempt to identify and limit future losses, such as a watch list of problem loans and potential problem loans, documented loan administration policies and loan review staff to review the quality and anticipated collectability of the portfolio. Additional procedures provide for frequent management review of the loan portfolio based on loan size, loan type, delinquencies, financial analysis, on-going correspondence with borrowers and problem loan work-outs. Management determines which loans are collateral-dependent, evaluates risk of loss and makes additional provisions to expense, if necessary, to maintain the allowance at a satisfactory level.

During the quarter ended March 31, 2023, the Company recorded provision expense of $1.5 million on its portfolio of outstanding loans. During the quarter ended March 31, 2022, the Company did not record a provision expense on its portfolio of outstanding loans. Total net recoveries were $7,000 for the three months ended March 31, 2023, compared to net recoveries of $43,000 in the three months ended March 31, 2022. For the three months ended March 31, 2023, the Company recorded a negative provision for losses on unfunded commitments of $826,000, compared to a negative provision of $193,000 for the three months ended March 31, 2022. General market conditions and unique circumstances related to specific industries and individual projects contribute to the level of provisions and charge-offs.

The Bank’s allowance for credit losses as a percentage of total loans was 1.40% and 1.39% at March 31, 2023 and December 31, 2022, respectively. Management considers the allowance for credit losses adequate to cover losses inherent in the Bank’s loan portfolio at March 31, 2023, based on recent reviews of the Bank’s loan portfolio and current economic conditions. If challenging economic conditions were to last longer than anticipated or deteriorate further or management’s assessment of the loan portfolio were to change, additional credit loss provisions could be required, thereby adversely affecting the Company’s future results of operations and financial condition.

ASSET QUALITY

At March 31, 2023, non-performing assets were $3.0 million, a decrease of $693,000 from $3.7 million at December 31, 2022. Non-performing assets as a percentage of total assets were 0.05% at March 31, 2023, compared to 0.07% at December 31, 2022. As a result of changes in balances and composition of the loan portfolio, changes in economic and market conditions and other factors specific to a borrower’s circumstances, the level of non-performing assets will fluctuate.

Compared to December 31, 2022, non-performing loans decreased $688,000 to $3.0 million at March 31, 2023. The majority of this decrease was in the non-performing commercial business loans category, which decreased $570,000 from December 31, 2022.

Activity in the non-performing loans categories during the quarter ended March 31, 2023, was as follows:

	Beginning Balance, January 1	Additions to Non- Performing	Removed from Non- Performing	Transfers to Potential Problem Loans	Transfers to Foreclosed Assets and Repossessions	Charge- Offs	Payments	Ending Balance, March 31
	(In thousands)
One- to four-family construction	$—	$—	$—	$—	$—	$—	$—	$—
Subdivision construction	—	—	—	—	—	—	—	—
Land development	384	—	—	—	—	—	—	384
Commercial construction	—	—	—	—	—	—	—	—
One- to four-family residential	722	—	—	—	—	(30)	(67)	625
Other residential	—	—	—	—	—	—	—	—
Commercial real estate	1,579	38	—	—	—	—	(91)	1,526
Commercial business	586	16	—	—	—	—	(586)	16
Consumer	399	89	—	—	—	(23)	(34)	431
Total non-performing loans	$3,670	$143	$—	$—	$—	$(53)	$(778)	$2,982

FDIC-assisted acquired loans included above	$428	$—	$—	$—	$—	$(31)	$(50)	$347

At March 31, 2023, the non-performing commercial real estate category included three loans, none of which were added during the current quarter. The largest relationship in the category, which totaled $1.3 million, or 82.8% of the total category, was transferred from potential problem loans during the fourth quarter of 2021, and is collateralized by a mixed-use commercial retail building. Although considered non-performing, periodic payments have been received on this relationship. The non-performing one- to four-family residential category included 20 loans, none of which were added during the current quarter. The largest relationship in the category totaled $155,000, or 24.8% of the category. The non-performing land development category consisted of one loan added during the first quarter of 2021, which totaled $384,000 and is collateralized by unimproved zoned vacant ground in southern Illinois. The non-performing commercial business category consisted of one loan, which was added during the current quarter. The balance in this category was reduced by $586,000 due to the repayment of the one existing relationship at the beginning of the current quarter, with no loss in that quarter. The non-performing consumer category included 21 loans, five of which were added during the current quarter.

Compared to December 31, 2022, potential problem loans decreased $961,000 to $617,000 at March 31, 2023. The decrease during the quarter was primarily due to multiple loans totaling $1.0 million that were upgraded to a satisfactory risk rating, $117,000 in loan payments and $12,000 in charge offs, partially offset by $174,000 in loans added to potential problem loans.

Activity in the potential problem loans category during the quarter ended March 31, 2023, was as follows:

	Beginning Balance, January 1	Additions to Potential Problem	Removed from Potential Problem	Transfers to Non- Performing	Transfers to Foreclosed Assets and Repossessions	Charge- Offs	Loan Advances (Payments)	Ending Balance, March 31
	(In thousands)
One- to four-family construction	$—	$—	$—	$—	$—	$—	$—	$—
Subdivision construction	—	—	—	—	—	—	—	—
Land development	—	—	—	—	—	—	—	—
Commercial construction	—	—	—	—	—	—	—	—
One- to four-family residential	1,348	167	(939)	—	—	—	(86)	490
Other residential	—	—	—	—	—	—	—	—
Commercial real estate	—	—	—	—	—	—	—	—
Commercial business	—	—	—	—	—	—	—	—
Consumer	230	7	(64)	(3)	—	(12)	(31)	127
Total potential problem loans	$1,578	$174	$(1,003)	$(3)	$—	$(12)	$(117)	$617

FDIC-assisted acquired loans included above	$743	$—	$(562)	$—	$—	$—	$(1)	$180

At March 31, 2023, the one- to four-family residential category of potential problem loans included five loans, two of which were added during the current quarter. The largest relationship in this category totaled $143,000, or 29.2% of the total category. During the quarter ending March 31, 2023, 17 loans, totaling $939,000, met the criteria to be upgraded to a satisfactory risk rating. The consumer category of potential problem loans included 13 loans, one of which was added during the current quarter.

Activity in foreclosed assets and repossessions during the quarter ended March 31, 2023, excluding $109,000 in properties which were not acquired through foreclosure, was as follows:

	Beginning Balance, January 1	Additions	ORE and Repossession Sales	Capitalized Costs	ORE and Repossession Write-Downs	Ending Balance, March 31
(In thousands)
One-to four-family construction	$—	$—	$—	$—	$—	$—
Subdivision construction	—	—	—	—	—	—
Land development	—	—	—	—	—	—
Commercial construction	—	—	—	—	—	—
One- to four-family residential	—	—	—	—	—	—
Other residential	—	—	—	—	—	—
Commercial real estate	—	—	—	—	—	—
Commercial business	—	—	—	—	—	—
Consumer	50	28	(33)	—	—	45
Total foreclosed assets and repossessions	$50	$28	$(33)	$—	$—	$45

The additions and sales in the consumer category were due to the volume of repossessions of automobiles, which generally are subject to a shorter repossession process.

BUSINESS INITIATIVES

In January 2023, a high-transaction-volume banking center located at 1615 West Sunshine Street in Springfield, Missouri, was razed to make way for a new Express Center, which will use only interactive teller machine (ITM) technology to serve customers. The modern four-lane drive-up center is expected to open during the third quarter of 2023 and will be the first-of-its-kind in the Springfield market. ITMs, also known as video remote tellers, offer an ATM-like interface, but with the enhancement of a video screen that allows customers to speak directly to a service representative in real time and in a highly personal manner. Nearly any teller transaction that can be performed in the traditional drive-thru can be performed at an ITM, including cashing a check to the penny. ITMs provide convenience and enhanced access for customers, while creating greater operational efficiencies for the Bank.

A leased banking center office at 1232 S. Rangeline Road in Joplin, Missouri, was consolidated into a nearby office at 2801 E. 32nd Street. The leased office was closed at the end of the business day on March 17, 2023, leaving one banking center serving the Joplin market.

During 2023, the Great Southern team is preparing to convert to a new core banking platform and ancillary systems, delivered by a third party vendor. This upgrade in the operational platform is expected to provide new and advanced tools and access to more meaningful information to better serve customers. The migration to the new system is expected to occur in mid-2024. As significant preliminary work was completed in 2022 and early 2023, it was determined to extend the conversion timeline from third quarter 2023 to allow for further system testing related to some of our more highly-customized applications and products and to accommodate certain functionality enhancements to the platform.

The Company announced that its 2023 Annual Meeting of Stockholders, to be held at 10 a.m. Central Time on May 10, 2023, will be a virtual meeting over the internet and will not be held at a physical location. Stockholders will be able to attend the Annual Meeting via a live webcast. Holders of record of Great Southern Bancorp, Inc. common stock at the close of business on the record date, March 1, 2023, may vote during the live webcast of the Annual Meeting or by proxy. Please see the Company’s Notice of Annual Meeting and Proxy Statement available on the Company’s website, www.GreatSouthernBank.com, (click “About” then “Investor Relations”) for additional information about the virtual meeting.

The Company will host a conference call on Thursday, April 20, 2023, at 2:00 p.m. Central Time to discuss first quarter 2023 preliminary earnings. The call will be available live or in a recorded version at the Company’s Investor Relations website, http://investors.greatsouthernbank.com. Participants may register for the call here https://link.edgepilot.com/s/514ab6d1/e8HnhkunHkOvjb8FIsVJZg?u=https://register.vevent.com/register/BIbca686bece814e18bcb769519cc72a57.

Headquartered in Springfield, Missouri, Great Southern offers a broad range of banking services to customers. The Company operates 91 retail banking centers in Missouri, Iowa, Kansas, Minnesota, Arkansas and Nebraska and commercial lending offices in Atlanta; Charlotte, North Carolina; Chicago; Dallas; Denver; Omaha, Nebraska; Phoenix and Tulsa, Oklahoma. The common stock of Great Southern Bancorp, Inc. is listed on the Nasdaq Global Select Market under the symbol "GSBC."

www.GreatSouthernBank.com

Forward-Looking Statements

When used in this press release and in documents filed or furnished by Great Southern Bancorp, Inc. (the “Company”) with the Securities and Exchange Commission (the “SEC”), in the Company's other press releases or other public or stockholder communications, and in oral statements made with the approval of an authorized executive officer, the words or phrases “may,” “might,” “could,” “should,” "will likely result," "are expected to," "will continue," "is anticipated," “believe,” "estimate," "project," "intends" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements also include, but are not limited to, statements regarding plans, objectives, expectations or consequences of announced transactions, known trends and statements about future performance, operations, products and services of the Company. The Company’s ability to predict results or the actual effects of future plans or strategies is inherently uncertain, and the Company’s actual results could differ materially from those contained in the forward-looking statements.

Factors that could cause or contribute to such differences include, but are not limited to: (i) expected revenues, cost savings, earnings accretion, synergies and other benefits from the Company's merger and acquisition activities might not be realized within the anticipated time frames or at all, and costs or difficulties relating to integration matters, including but not limited to customer and employee retention, and labor shortages might be greater than expected; (ii) changes in economic conditions, either nationally or in the Company's market areas; (iii) the remaining effects of the COVID-19 pandemic, including on our credit quality and business operations, as well as its impact on general economic and financial market conditions and other uncertainties resulting from the COVID-19 pandemic; (iv) fluctuations in interest rates and the effects of inflation, a potential recession or slower economic growth caused by changes in energy prices or supply chain disruptions; (v) the risks of lending and investing activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for credit losses; (vi) the possibility of realized or unrealized losses on securities held in the Company's investment portfolio; (vii) the Company's ability to access cost-effective funding; (viii) fluctuations in real estate values and both residential and commercial real estate market conditions; (ix) the ability to adapt successfully to technological changes to meet customers' needs and developments in the marketplace; (x) the possibility that security measures implemented might not be sufficient to mitigate the risk of a cyber-attack or cyber theft, and that such security measures might not protect against systems failures or interruptions; (xi) legislative or regulatory changes that adversely affect the Company's business; (xii) changes in accounting policies and practices or accounting standards; (xiii) results of examinations of the Company and Great Southern Bank by their regulators, including the possibility that the regulators may, among other things, require the Company to limit its business activities, change its business mix, increase its allowance for credit losses, write-down assets or increase its capital levels, or affect its ability to borrow funds or maintain or increase deposits, which could adversely affect its liquidity and earnings; (xiv) costs and effects of litigation, including settlements and judgments; (xv) competition; (xvi) uncertainty regarding the future of LIBOR and potential replacement indexes; and (xvii) natural disasters, war, terrorist activities or civil unrest and their effects on economic and business environments in which the Company operates. The Company wishes to advise readers that the factors listed above and other risks described from time to time in documents filed or furnished by the Company with the SEC could affect the Company's financial performance and cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

The Company does not undertake-and specifically declines any obligation- to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

The following tables set forth selected consolidated financial information of the Company at the dates and for the periods indicated. Financial data at all dates and for all periods is unaudited. In the opinion of management, all adjustments, which consist only of normal recurring accrual adjustments, necessary for a fair presentation of the results at and for such unaudited dates and periods have been included. The results of operations and other data for the three months ended March 31, 2023 and 2022, and the three months ended December 31, 2022, are not necessarily indicative of the results of operations which may be expected for any future period.

	March 31,	December 31,
	2023	2022
	(In thousands)
Selected Financial Condition Data:
Total assets	$5,768,720	$5,680,702
Loans receivable, gross	4,644,650	4,581,381
Allowance for credit losses	64,987	63,480
Other real estate owned, net	154	233
Available-for-sale securities, at fair value	493,330	490,592
Held-to-maturity securities, at amortized cost	200,427	202,495
Deposits	4,799,107	4,684,910
Total borrowings	326,494	366,481
Total stockholders’ equity	555,511	533,087
Non-performing assets	3,027	3,720

	Three Months Ended		Three Months Ended
	March 31,		December 31,
	2023	2022	2022
	(In thousands)
Selected Operating Data:
Interest income	$71,463	$46,673	$67,949
Interest expense	18,271	3,407	13,330
Net interest income	53,192	43,266	54,619
Provision (credit) for credit losses on loans and unfunded commitments	674	(193)	841
Non-interest income	7,889	9,176	7,661
Non-interest expense	34,463	31,268	34,336
Provision for income taxes	5,488	4,380	4,499
Net income	$20,456	$16,987	$22,604

	At or For the Three Months Ended		At or For the Three Months Ended
	March 31,		December 31,
	2023	2022	2022
	(Dollars in thousands, except per share data)
Per Common Share:
Net income (fully diluted)	$1.67	$1.30	$1.84
Book value	$45.78	$45.65	$43.58

Earnings Performance Ratios:
Annualized return on average assets	1.43%	1.27%	1.58%
Annualized return on average common stockholders’ equity	14.88%	11.14%	17.34%
Net interest margin	3.99%	3.43%	3.99%
Average interest rate spread	3.53%	3.31%	3.66%
Efficiency ratio	56.42%	59.62%	55.13%
Non-interest expense to average total assets	2.42%	2.34%	2.40%

Asset Quality Ratios:
Allowance for credit losses to period-end loans	1.40%	1.46%	1.39%
Non-performing assets to period-end assets	0.05%	0.10%	0.07%
Non-performing loans to period-end loans	0.06%	0.12%	0.08%
Annualized net charge-offs (recoveries) to average loans	0.00%	0.00%	0.02%

Great Southern Bancorp, Inc. and Subsidiaries

Consolidated Statements of Financial Condition

(In thousands, except number of shares)

	March 31, 2023	December 31, 2022
Assets
Cash	$89,682	$105,262
Interest-bearing deposits in other financial institutions	94,994	63,258
Cash and cash equivalents	184,676	168,520

Available-for-sale securities	493,330	490,592
Held-to-maturity securities	200,427	202,495
Mortgage loans held for sale	6,099	4,811
Loans receivable, net of allowance for credit losses of $64,987 – March 2023; $63,480 – December 2022	4,569,328	4,506,836
Interest receivable	17,484	19,107
Prepaid expenses and other assets	89,055	69,461
Other real estate owned and repossessions (1), net	154	233
Premises and equipment, net	141,485	141,070
Goodwill and other intangible assets	10,702	10,813
Federal Home Loan Bank stock and other interest-earning assets	27,658	30,814
Current and deferred income taxes	28,322	35,950

Total Assets	$5,768,720	$5,680,702

Liabilities and Stockholders’ Equity
Liabilities
Deposits	$4,799,107	$4,684,910
Securities sold under reverse repurchase agreements with customers	70,654	176,843
Short-term borrowings	155,710	89,583
Subordinated debentures issued to capital trust	25,774	25,774
Subordinated notes	74,356	74,281
Accrued interest payable	4,671	3,010
Advances from borrowers for taxes and insurance	8,086	6,590
Accounts payable and accrued expenses	62,862	73,808
Liability for unfunded commitments	11,989	12,816
Total Liabilities	5,213,209	5,147,615

Stockholders’ Equity
Capital stock
Preferred stock, $.01 par value; authorized 1,000,000 shares; issued and outstanding March 2023 and December 2022 -0- shares	—	—
Common stock, $.01 par value; authorized 20,000,000 shares; issued and outstanding March 2023 – 12,133,886 shares; December 2022 – 12,231,290 shares	121	122
Additional paid-in capital	42,870	42,445
Retained earnings	553,948	543,875
Accumulated other comprehensive gain (loss)	(41,428)	(53,355)
Total Stockholders’ Equity	555,511	533,087

Total Liabilities and Stockholders’ Equity	$5,768,720	$5,680,702

(1)	At March 31, 2023 and December 31, 2022 includes $109,000 and $183,000 of properties which were not acquired through foreclosure, but are held for sale.

Great Southern Bancorp, Inc. and Subsidiaries

Consolidated Statements of Income

(In thousands, except per share data)

	Three Months Ended		Three Months Ended
	March 31,		December 31,
	2023	2022	2022
Interest Income
Loans	$65,438	$43,065	$61,845
Investment securities and other	6,025	3,608	6,104
	71,463	46,673	67,949
Interest Expense
Deposits	14,650	2,173	11,160
Securities sold under reverse repurchase agreements	342	10	262
Short-term borrowings, overnight FHLBank borrowings and other interest-bearing liabilities	1,780	1	452
Subordinated debentures issued to capital trust	393	118	350
Subordinated notes	1,106	1,105	1,106
	18,271	3,407	13,330

Net Interest Income	53,192	43,266	54,619
Provision for Credit Losses on Loans	1,500	—	1,000
Provision (Credit) for Unfunded Commitments	(826)	(193)	(159)
Net Interest Income After Provision for Credit Losses and Provision (Credit) for Unfunded Commitments	52,518	43,459	53,778

Noninterest Income
Commissions	427	297	296
Overdraft and Insufficient funds fees	1,896	1,865	2,042
POS and ATM fee income and service charges	3,701	3,964	3,763
Net gains on loan sales	389	1,134	351
Net realized gain (loss) on sale of available-for-sale securities	—	7	(168)
Late charges and fees on loans	180	313	303
Gain (loss) on derivative interest rate products	(291)	152	(64)
Other income	1,587	1,444	1,138
	7,889	9,176	7,661

Noninterest Expense
Salaries and employee benefits	19,203	18,080	18,812
Net occupancy and equipment expense	7,720	6,878	7,587
Postage	828	787	888
Insurance	867	794	814
Advertising	647	555	878
Office supplies and printing	268	218	205
Telephone	703	850	657
Legal, audit and other professional fees	1,981	805	2,090
Expense on other real estate and repossessions	154	163	46
Acquired intangible asset amortization	111	158	216
Other operating expenses	1,981	1,980	2,143
	34,463	31,268	34,336

Income Before Income Taxes	25,944	21,367	27,103
Provision for Income Taxes	5,488	4,380	4,499

Net Income	$20,456	$16,987	$22,604

Earnings Per Common Share
Basic	$1.68	$1.31	$1.85
Diluted	$1.67	$1.30	$1.84

Dividends Declared Per Common Share	$0.40	$0.36	$0.40

Average Balances, Interest Rates and Yields

The following table presents, for the periods indicated, the total dollar amounts of interest income from average interest-earning assets and the resulting yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates, and the net interest margin. Average balances of loans receivable include the average balances of non-accrual loans for each period. Interest income on loans includes interest received on non-accrual loans on a cash basis. Interest income on loans includes the amortization of net loan fees, which were deferred in accordance with accounting standards. Net fees included in interest income were $1.3 million and $1.7 million for the three months ended March 31, 2023 and 2022, respectively. Tax-exempt income was not calculated on a tax equivalent basis. The table does not reflect any effect of income taxes.

	March 31, 2023	Three Months Ended March 31, 2023			Three Months Ended March 31, 2022
		Average		Yield/	Average		Yield/
	Yield/Rate	Balance	Interest	Rate	Balance	Interest	Rate
	(Dollars in thousands)
Interest-earning assets:
Loans receivable:
One- to four-family residential	3.55%	$909,672	$8,165	3.64%	$701,330	$6,041	3.49%
Other residential	6.57	785,126	12,684	6.55	759,622	8,417	4.49
Commercial real estate	5.83	1,510,516	21,535	5.78	1,489,762	15,346	4.18
Construction	7.37	920,020	16,206	7.14	668,220	7,529	4.57
Commercial business	6.01	283,251	4,118	5.90	289,230	3,326	4.66
Other loans	6.05	189,688	2,506	5.36	204,510	2,244	4.45
Industrial revenue bonds	5.91	12,734	224	7.15	13,983	162	4.69

Total loans receivable	5.81	4,611,007	65,438	5.76	4,126,657	43,065	4.23

Investment securities	2.72	706,894	5,004	2.87	533,976	3,410	2.59
Other interest-earning assets	4.83	91,821	1,021	4.51	458,643	198	0.18

Total interest-earning assets	5.42	5,409,722	71,463	5.36	5,119,276	46,673	3.70
Non-interest-earning assets:
Cash and cash equivalents		93,586			90,586
Other non-earning assets		201,236			136,701
Total assets		$5,704,544			$5,346,563

Interest-bearing liabilities:
Interest-bearing demand and savings	1.09	$2,184,966	4,359	0.81	$2,375,943	777	0.13
Time deposits	2.31	1,016,042	5,185	2.07	863,684	1,201	0.56
Brokered deposits	4.69	456,817	5,106	4.53	67,401	195	1.17
Total deposits	1.93	3,657,825	14,650	1.62	3,307,028	2,173	0.27
Securities sold under reverse repurchase agreements	1.32	147,025	342	0.94	128,264	10	0.03
Short-term borrowings, overnight FHLBank borrowings and other interest-bearing liabilities	5.05	151,847	1,780	4.75	3,628	1	0.08
Subordinated debentures issued to capital trust	6.41	25,774	393	6.18	25,774	118	1.86
Subordinated notes	5.95	74,319	1,106	6.04	74,019	1,105	6.06

Total interest-bearing liabilities	2.14	4,056,790	18,271	1.83	3,538,713	3,407	0.39
Non-interest-bearing liabilities:
Demand deposits		1,008,006			1,160,013
Other liabilities		89,974			37,907
Total liabilities		5,154,770			4,736,633
Stockholders’ equity		549,774			609,930
Total liabilities and stockholders’ equity		$5,704,544			$5,346,563

Net interest income:
Interest rate spread	3.28%		$53,192	3.53%		$43,266	3.31%
Net interest margin*				3.99%			3.43%
Average interest-earning assets to average interest-bearing liabilities		133.3%			144.7%

*Defined as the Company’s net interest income divided by average total interest-earning assets.

NON-GAAP FINANCIAL MEASURES

This document contains certain financial information determined by methods other than in accordance with accounting principles generally accepted in the United States (“GAAP”), specifically, the tangible common equity to tangible assets ratio.

In calculating the ratio of tangible common equity to tangible assets, we subtract period-end intangible assets from common equity and from total assets. Management believes that the presentation of this measure excluding the impact of intangible assets provides useful supplemental information that is helpful in understanding our financial condition and results of operations, as it provides a method to assess management’s success in utilizing our tangible capital as well as our capital strength. Management also believes that providing a measure that excludes balances of intangible assets, which are subjective components of valuation, facilitates the comparison of our performance with the performance of our peers. In addition, management believes that this is a standard financial measure used in the banking industry to evaluate performance.

This non-GAAP financial measurement is supplemental and is not a substitute for any analysis based on GAAP financial measures. Because not all companies use the same calculation of non-GAAP measures, this presentation may not be comparable to other similarly titled measures as calculated by other companies.

Non-GAAP Reconciliation: Ratio of Tangible Common Equity to Tangible Assets

	March 31,	December 31,
	2023	2022
	(Dollars in thousands)
Common equity at period end	$555,511	$533,087
Less: Intangible assets at period end	10,702	10,813
Tangible common equity at period end (a)	$544,809	$522,274

Total assets at period end	$5,768,720	$5,680,702
Less: Intangible assets at period end	10,702	10,813
Tangible assets at period end (b)	$5,758,018	$5,669,889

Tangible common equity to tangible assets (a) / (b)	9.46%	9.21%